Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Second Quarter 2015

Net income available to common shareholders increased 29.0% and fully diluted earnings per share increased 33.3% from the first quarter of 2015.

Nonaccrual loans declined $6.7 million, or 38.8%, from the first quarter of 2015.

Conference Call on Thursday, July 30, 2015, at 10:00 a.m. Eastern Time

Richmond, VA, July 30, 2015 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported unaudited results for the second quarter and first six months of 2015.

OPERATING HIGHLIGHTS

•	Nonaccrual loans declined $6.7 million, or 38.8%, during the second quarter when compared with the prior quarter. The improvement in nonaccrual loans during the second quarter was the result of management resolving a large commercial loan relationship and the recovery of a prior period charge-off of $1.2 million.
•	Asset quality continued to show improvement with respect to the level of classified and criticized assets. Classified and criticized assets declined $11.3 million, or 22.8%, during the second quarter of 2015.
•	Non-covered loans grew $2.1 million, or 0.30%, during the second quarter of 2015, Organic loan growth, excluding the $7.4 million commercial loan that was resolved, would have been $9.5 million, or 1.40%, for the second quarter of 2015 and $26.7 million, or 4.01%, since December 31, 2014.
•	Demand deposit growth was $10.9 million, or 12.1%, for the second quarter and demand deposit balances increased $16.9 million, or 20.0%, since December 31, 2014.

Financial Highlights

•	Net income available to common shareholders increased 29.0% to $1.7 million for the second quarter of 2015, as compared with the first quarter of 2015.
•	Fully diluted earnings per common share increased 33.3% to $0.08 for the second quarter of 2015, as compared with $0.06 for the previous quarter.
•	Mortgage income on a linked quarter basis improved 77.0% or $114,000. Mortgage income for the first six months of 2015 equaled $410,000, an increase of $337,000, or 461.6%, from the same period of the prior year.
•	The yield on non-covered loans remained stable at 4.77%, which is unchanged on a linked quarter basis; and year-over-year, the six month loan yield has remained strong at 4.77%, declining only two basis points in a very competitive loan environment.
•	Common tangible book value per share increased 9.03% year-over-year to $4.83 at June 30, 2015, from $4.43 at June 30, 2014.

MANAGEMENT COMMENTS

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “We are pleased with our second quarter results and have made substantial progress towards our strategic goals for the year. During the quarter, management successfully resolved a large commercial delinquent loan. This pay-off contributed to a significantly lower level of nonaccruals and helped the Company maintain a strong coverage ratio for the allowance of loan losses to total non-covered loans. Remaining loan growth for the period was as anticipated, and we continue to focus on maintaining yield and credit quality in a very competitive interest rate environment.”

“In the coming months, we anticipate seeing an increase in loan production, as our loan operations continue to show strong potential. We are confident in our team and new hires and there is a strong pipeline of new loans available. In addition, I am also pleased with the increase in deposit market share that was obtained in noninterest bearing deposits during the quarter.”

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“Our newest branch in the Bon Air community of Richmond will open at the end of this month. Conveniently located, this branch will enhance our existing relationship with our southside Richmond customers as well as attract new business in the area. We are very excited about this location and the business the branch will bring to the Bank. The Company is committed to making sound investments in the Bank’s future, as demonstrated by our growth in earnings. The investment community has started to notice the real long term value of the Company, which has contributed to recent gains in our stock price. We believe this will only continue in the months ahead as we move into the second half of 2015.”

RESULTS OF OPERATIONS

Net income was $1.7 million for the second quarter of 2015, compared with $1.3 million in the first quarter of 2015 and $1.7 million in the second quarter of 2014. Net income available to common shareholders was $1.7 million in the second quarter of 2015, compared with $1.3 million in the first quarter of 2015 and $1.5 million in the second quarter of 2014. Earnings per common share, basic and fully diluted, were $0.08 per share for the second quarter of 2015, compared with $0.06 per share for the first quarter of 2015 and $0.07 per share for the second quarter of 2014.

On a linked quarter basis, net income improved $381,000, or 29.0%. A $678,000, or 6.9%, increase in net interest income on a linked quarter basis fueled second quarter earnings and more than offset a $191,000, or 13.7%, reduction in noninterest income over the same time frame. When comparing the second quarter of 2015 with the same quarter of 2014, net income declined a modest $27,000 while net income available to common shareholders improved $155,000, or 10.1%.

Net income was $3.0 million for the six months ended June 30, 2015 compared with $3.4 million for the first half of 2014. Net income available to common shareholders equaled $3.0 million for the first half of 2015 versus $3.2 million for the same period in 2014. The decline in net income over the respective time periods was the result of lower net interest income coupled with a modest increase in operating expenses, most notably personnel expenses. Earnings per common share, basic and fully diluted, were $0.14 per share and $0.15 per share for the respective six month time frames.

The following table presents summary income statements for the three and six months ended June 30, 2015 and June 30, 2014, respectively.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended		For the six months ended
	30-Jun-15	30-Jun-14	30-Jun-15	30-Jun-14
Interest income	$12,333	$12,455	$23,983	$24,334
Interest expense	1,870	1,697	3,735	3,267
Net interest income	10,463	10,758	20,248	21,067
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	10,463	10,758	20,248	21,067
Noninterest income	1,206	970	2,603	2,271
Noninterest expense	9,443	9,359	18,962	18,536
Net income before income taxes	2,226	2,369	3,889	4,802
Income tax expense	533	649	884	1,358
Net income	1,693	1,720	3,005	3,444
Dividends on preferred stock	-	182	-	247
Net income available to common shareholders	$1,693	$1,538	$3,005	$3,197

EPS Basic	$0.08	$0.07	$0.14	$0.15
EPS Diluted	$0.08	$0.07	$0.14	$0.15

Net Interest Income

Linked Quarter Basis

Net interest income was $10.5 million for the quarter ended June 30, 2015, compared with $9.8 million for the first quarter of 2015, representing an increase of $678,000, or 6.9%.  Interest income on a linked quarter basis increased $683,000, or 5.9%, to equal $12.3 million for the second quarter of 2015. Interest income with respect to non-covered loans increased $260,000, or 3.3%, during the second quarter of 2015 when compared with the first quarter of 2015. This increase was partially attributable to a $95,000 increase in cash basis income related to nonaccrual loans. Interest income with respect to FDIC covered loans increased $355,000, or 18.5%, during the second quarter. This increase was solely attributed to $475,000 in cash payments from acquisition development and construction (ADC) loans that had been previously written down to a zero carrying value. Consequently, the yield on FDIC covered loans increased 264 basis points during the second quarter to equal 15.07%.

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Securities income on a tax equivalent basis equaled $2.2 million for the second quarter of 2015, which represented a $109,000 increase from the first quarter of 2015. This increase in securities income was driven by better yields on the portfolio as the average investment balances declined a nominal $90,000 on a linked quarter basis. The tax equivalent yield on the securities portfolio improved 15 basis points from 2.84% for the first quarter of 2015 to 2.99% for the second quarter of 2015.

Interest expense increased only $5,000, or 0.30%, on a linked quarter basis as average interest bearing liability balances increased only $565,000, or 0.1%. The Company’s cost of interest bearing liabilities declined one basis point to 0.80% from 0.81% in the prior quarter. This slight improvement was attributable to lower average FHLB borrowing balances of $5.1 million in the second quarter as a $5.0 million advance matured with an interest rate of 3.78%.

The Company’s overall cost of funds remained stable and there was an improvement in earning asset yields, resulting in the net interest margin improving 17 basis points to 4.07% for the three months ended June 30, 2015. Likewise, the net interest spread improved from 3.82% for the first quarter of 2015 to 3.98% for the second quarter of 2015.

Year-Over-Year Quarter

Net interest income declined $295,000, or 2.7%, from the second quarter of 2014 to the second quarter of 2015. Interest income declined $122,000, or 1.0%, over this time period. Interest income on the non-covered loan portfolio increased $875,000, or 12.0%. Average non-covered loan balances increased $75.2 million when comparing the second quarter of 2014 to the second quarter of 2015, while the average loan yield declined only two basis points to 4.77% for the second quarter of 2015. This increase was more than offset by a $995,000, or 30.5%, decline in covered loan interest income over the same time frame. This decline was partially the result of fewer significant cash payments received on covered loans related to pools that had previously been written down to a zero carrying value. During the second quarter of 2014, these significant cash payments totaled $706,000 and, during the second quarter of 2015, these payments totaled $475,000. The remainder of the decrease was due to normal amortization within the portfolio. As a result, the yield on the covered loan portfolio fell from 19.62% for the second quarter of 2014 to 15.07% for the second quarter of 2015.

Interest expense increased $173,000, or 10.2%, when comparing the second quarter of 2014 and the second quarter of 2015. Interest expense on deposits increased $33,000, or 2.3%, while interest expense on borrowings increased $140,000, or 57.4%. The slight increase in deposit cost was driven by higher cost time deposits. Average FHLB advances increased $14.4 million, and the expense associated with the borrowings increased $138,000, from the second quarter of 2014 to the second quarter of 2015. This increase in interest expense was also influenced by the $30.0 million notional value swap entered into during the fourth quarter of 2014. Consequently, the average cost of FHLB and other borrowings increased 46 basis points from 0.80% for the second quarter of 2014 to 1.26% for the second quarter of 2015. Other interest expense was attributed to the third-party loan that the Company closed in the second quarter of 2014 for which the proceeds were used to pay off the Company’s then outstanding TARP investment. Pre-tax interest on the loan equaled $84,000 for the second quarter of 2015, versus $81,000 in the second quarter of 2014.

The tax equivalent net interest margin declined 28 basis points from 4.35% in the second quarter of 2014 to 4.07% in the second quarter of 2015. Likewise, the net interest spread decreased from 4.29% to 3.98% over the same time period.  The decline in margin was precipitated by the reduction in cash basis covered loan income, which helped drive overall loan yields down 64 basis points.

Year over Year Six Months

For the first half of 2015, net interest income decreased $819,000, or 3.9%, from the first six months of 2014. Interest income declined $351,000, or 1.4%, over this time frame while interest expense increased $468,000, or 14.3%. Interest income on the non-covered loan portfolio increased $1.7 million, or 12.1%. Average non-covered loan balances increased $75.9 million, or 12.6%, for the first six months of 2015 versus the same period in 2014, while the average loan yield declined only two basis points to 4.77% for the first half of 2015. This increase more than offset a $2.0 million, or 32.8%, decline in covered loan interest income over the same time frame. Part of the decline in this income was related to significant cash payments on ADC loans related to pools, previously written down to a zero carrying value. Significant cash payments equaled $1.1 million in the first half of 2014, and $475,000 in the first half of 2015, all of which were received during the second quarter. As mentioned above, the remainder of the decrease was due to normal amortization within the portfolio. As a result, the yield on the covered loan portfolio fell from 18.00% for the first six months of 2014 to 13.74% for the same period in 2015.

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Interest expense increased $468,000, or 14.3%, when comparing the first six months of 2014 and the first six months of 2015. Deposit costs increased a modest $73,000, or 2.6%, over this time frame while interest expense on FHLB borrowings increased $300,000, or 92.9%, over the same time frame. Average FHLB advances increased $16.8 million for the first six months of 2015 compared with the first six months of 2014. The increase in the associated FHLB interest expense was the result of the swap noted above. The average cost of FHLB and other borrowings increased 48 basis points from 0.80% for the six months ended June 30, 2014 to 1.28% for the first six months of 2015. Other interest expense was attributed to the third-party loan mentioned above. The pre-tax interest on the loan, which closed in the second quarter of 2014, equaled $176,000 for the first half of 2015, versus $81,000 for the first six months of 2014.

The tax equivalent net interest margin declined 34 basis points from 4.32% in the first half of 2014 to 3.98% in the first half of 2015. Likewise, the net interest spread decreased from 4.26% to 3.90% over the same time period.  As previously discussed, the decline in the margin was influenced by the reduction in cash basis covered loan income, which helped drive overall loan yields down 65 basis points.

NET INTEREST MARGIN

(Dollars in thousands)	For the three months ended
	30-Jun-15	31-Mar-15	30-Jun-14
Average interest earning assets	$1,058,471	$1,041,460	$999,963
Interest income	$12,333	$11,650	$12,455
Interest income - tax-equivalent	$12,603	$11,879	$12,542
Yield on interest earning assets	4.78%	4.63%	5.03%
Average interest bearing liabilities	$939,380	$938,815	$924,910
Interest expense	$1,870	$1,865	$1,697
Cost of interest bearing liabilities	0.80%	0.81%	0.74%
Net interest income	$10,463	$9,785	$10,758
Net interest income - tax-equivalent	$10,733	$10,014	$10,845
Interest spread	3.98%	3.82%	4.29%
Net interest margin	4.07%	3.90%	4.35%

	For the six months ended
	30-Jun-15	30-Jun-14
Average interest earning assets	$1,050,013	$992,039
Interest income	$23,983	$24,334
Interest income - tax-equivalent	$24,482	$24,501
Yield on interest earning assets	4.70%	4.98%
Average interest bearing liabilities	$939,099	$914,831
Interest expense	$3,735	$3,267
Cost of interest bearing liabilities	0.80%	0.72%
Net interest income	$20,248	$21,067
Net interest income - tax-equivalent	$20,747	$21,234
Interest spread	3.90%	4.26%
Net interest margin	3.98%	4.32%

Provision for Loan Losses

The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio.  There was no provision for loan losses on the FDIC covered loan portfolio during the first half of 2015 or the first two quarters of 2014. Likewise, there was no provision for loan losses on the non-covered loan portfolio during the same time frames.  With respect to the non-covered loan portfolio, this was the direct result of nominal charge-offs and the ongoing stabilization of asset quality. A discussion of loan quality will be presented in greater detail in the Asset Quality section below.

Noninterest Income

Linked Quarter

Noninterest income was $1.2 million for the second quarter of 2015 compared with $1.4 million for the first quarter of 2015.  This $191,000, or 13.7%, decline in noninterest income quarter over quarter was the direct result of a reduction in securities gains. Net losses on securities sales aggregated $8,000 in the second quarter of 2015, versus net gains of $297,000 realized in the first quarter of 2015. Despite the change in net securities gains/losses, other noninterest income equaled $446,000 for the second quarter of 2015, representing a $106,000, or 31.2%, increase over the prior quarter. This increase was fueled by an improvement in mortgage income during the second quarter of this year. Mortgage income increased $114,000, or 77.0%, to $262,000 in the second quarter in comparison with the first quarter of 2015.

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Year over Year Quarter

Noninterest income increased $236,000, or 24.3%, from the second quarter of 2014 to the second quarter of 2015. Other operating income increased $281,000, or 170.3%, from the quarter ended June 30, 2014 to the quarter ended June 30, 2015. A vast improvement in mortgage income was the sole driver of this increase. Mortgage income increased $232,000, or 773.3%, when comparing the second quarter of 2015 with the second quarter of 2014. This improvement more than offset any decline in other noninterest income categories.

Year over Year Six Months

For the six months ended June 30, 2015, noninterest income totaled $2.6 million, which was a $332,000, or 14.6%, improvement from the first six months of 2014. Other noninterest income increased principally because of mortgage income discussed below. Mortgage income was $73,000 for the first six months of 2014 increasing $337,000, or 461.6%, to $410,000 for the first six months of 2015.

Noninterest Expenses

Linked Quarter Basis

Noninterest expenses declined $76,000, or 0.8%, to $9.4 million for the second quarter of 2015 when compared with the first quarter of 2015. The most significant improvements in noninterest expenses on a linked quarter basis were in salaries and benefits, FDIC indemnification asset amortization expense, and occupancy expense. Salaries and benefits decreased $89,000, or 2.0%, from the first quarter of 2015 to equal $4.4 million for the second quarter of 2015. FDIC indemnification expense declined $86,000, or 6.9%, on a linked quarter basis, and occupancy expenses declined $69,000, or 10.0%, on a linked quarter basis. The decline in occupancy expenses was due to lower utilities expense in the second quarter coupled with a reduction of contract maintenance expense. These expense reductions among other lesser improvements evidenced in data processing fees and FDIC assessment charges were partially off-set by a $143,000, or 8.8%, increase in other operating expenses for the same time period. The most significant increase in other operating expense was a $174,000, or 106.7%, increase in credit expenses, which were primarily legal fees related to the resolution of the commercial loan relationship mentioned earlier in this release.

Year over Year Quarter

Noninterest expenses increased $84,000, or 0.9%, when comparing the second quarter of 2014 with the same period in 2015. The single largest increase was in salaries and benefits which rose $378,000, or 9.4%, over this time frame. The overall increase in salaries and benefits expense was related to increased staffing in 2015, most notably income producing lenders. Other operating expense increased $87,000, or 5.2%, when comparing the second quarter of 2014 with the second quarter of 2015. Credit expense increased $197,000, or 140.7%, which was driven in part by the legal fees mentioned above, as well as filing fees and appraisal expenses. Within the other operating expense category, supplies expense declined $35,000, or 24.0%, and external audit fees declined $85,000, or 61.6%, over the same time frame.

The Company benefitted from a $325,000, or 22.0%, decline in the indemnification asset amortization from the second quarter of 2014 to the second quarter of 2015. Occupancy expenses and data processing fees declined $68,000, or 9.9%, and $51,000, or 11.0%, respectively, during this time frame. The improvement in occupancy expenses was driven by lower rental expense associated with closing the Landover Hills branch in the fourth quarter of 2014. The reduction in data processing fees was the result of account consolidation and improved vendor contract pricing.

Year over Year Six Months

Noninterest expenses increased $426,000, or 2.3%, when comparing the first six months of 2014 and 2015. The majority of the increase was evidenced in two categories: salaries and benefits expense and other operating expenses. Salaries and benefits expense increased $950,000, or 11.9%, during the first six months of 2015 when compared with the first six months of 2014. This increase was the result of increased staffing and the related benefits from the addition of new lending team members that have been added over the last year to boost production. Other operating expenses increased $275,000, or 8.9%, over the same time frame. This increase was primarily driven by an increase in credit related expenses and advertising expenses. Credit expense increased $263,000, or 110.5%, and was driven in part by the legal fees noted for the resolution of the nonaccrual credit mentioned earlier in this release. Within the other operating expense category, state taxes declined $100,000, or 87.0%, and external audit fees declined $97,000, or 43.7%. These declines off-set a $167,000 increase in advertising expenses over the same time frame. The increase in advertising expenses was partially attributed to new promotional materials for new deposit products. The reduction in state taxes was the result of re-incorporating the Company from Delaware to Virginia at the beginning of 2014.

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Other noteworthy changes in noninterest expenses over this time frame included FDIC indemnification asset amortization, other real estate expense, and data processing fees. FDIC indemnification asset amortization declined $584,000, or 19.6%, while other real estate and data processing fees declined $161,000, or 42.0%, and $103,000, or 10.8%, respectively. The improvement in other real estate expense was driven by increased rental income related to other real estate owned (OREO) property coupled with lower losses taken on the disposition of OREO property.

Income Taxes

Income tax expense was $533,000 for the three months ended June 30, 2015, compared with income tax expense of $351,000 and $649,000 for the first quarter of 2015 and second quarter of 2014, respectively. Income tax expense was $884,000 for the first six months of 2015 compared with $1.4 million for the first six months of 2014. The effective tax rate for the second quarter of 2015 was 23.9% versus 21.1% and 27.4% for the first quarter of 2015 and second quarter of 2014, respectively. The effective tax rate for the first six months of 2015 was 22.7% compared with 28.3% for the first six months of 2014. This decline in the effective tax rate was due to an increased level of nontaxable income related to an increased volume of municipal securities.

FINANCIAL CONDITION

During the first six months of 2015, total assets increased $3.4 million to $1.159 billion at June 30, 2015. Total assets increased $44.3 million, or 4.0%, over the past year from $1.115 billion at June 30, 2014. Total loans were $743.1 million at June 30, 2015, increasing $15.6 million since December 31, 2014, and $44.8 million since June 30, 2014.  Total non-covered loans were $684.0 million at June 30, 2015 and $664.7 million at December 31, 2014. The majority of the non-covered loan growth was in the residential 1-4 family loan category as well as the multifamily loan segment. Residential 1-4 family loans grew $10.2 million, or 6.0%, and multifamily loans grew $10.5 million or 31.1%, since year end. Since March 31, 2015, residential loans grew $5.8 million, or 3.4%, while commercial loans declined $5.8 million. This decline in commercial loans was due solely to the resolution of the aforementioned $7.4 million nonaccrual loan.

The following table shows the composition of the Company’s non-covered loan portfolio, net of deferred fees and costs, at June 30, 2015, March 31, 2015, December 31, 2014, and June 30, 2014.

NON-COVERED LOANS

(Dollars in thousands)	30-Jun-15		31-Mar-15		31-Dec-14		30-Jun-14
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$178,426	26.08%	$172,616	25.31%	$168,267	25.31%	$156,051	24.68%
Commercial	284,992	41.66%	285,643	41.88%	283,275	42.61%	275,070	43.50%
Construction and land development	59,392	8.69%	59,290	8.69%	59,483	8.95%	59,339	9.38%
Second mortgages	7,356	1.08%	6,314	0.93%	6,013	0.90%	6,454	1.02%
Multifamily	44,343	6.48%	42,150	6.18%	33,812	5.09%	33,871	5.36%
Agriculture	6,654	0.97%	7,202	1.06%	7,163	1.08%	8,121	1.28%
Total real estate loans	581,163	84.96%	573,215	84.05%	558,013	83.94%	538,906	85.22%
Commercial loans	96,510	14.11%	102,341	15.01%	99,783	15.01%	86,628	13.70%
Consumer installment loans	5,011	0.73%	5,009	0.73%	5,496	0.83%	5,419	0.86%
All other loans	1,396	0.20%	1,442	0.21%	1,444	0.22%	1,390	0.22%
Gross loans	684,080	100.00%	682,007	100.00%	664,736	100.00%	632,343	100.00%
Allowance for loan losses	(9,962)		(9,109)		(9,365)		(10,254)

Non-covered loans, net of unearned income	$674,118		$672,898		$655,371		$622,089

The Company’s securities portfolio, excluding equity securities, declined $9.5 million, or 3.1%, from $310.8 million at December 31, 2014 to $301.3 million at June 30, 2015. During the second quarter of 2015, management reinvested excess funds into the market, and the investment portfolio grew $23.4 million, or 8.4%, from March 31, 2015. Realized losses of $8,000 occurred during the second quarter of 2015 through sales and call activity, and net gain on the sales of securities aggregated $289,000 for the first six months of 2015. This compares with $24,000 of net gains taken in the second quarter of 2014 and $379,000 during the first six months of the prior year. The increase in the volume of securities during the second quarter of 2015 was the result of solid core deposit growth throughout the first half of 2015.

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The Company had cash and cash equivalents of $18.9 million, $22.4 million and $24.9 million at June 30, 2015, December 31, 2014 and June 30, 2014, respectively. There were $5.0 million in federal funds purchased at June 30, 2015 versus $14.5 million at December 31, 2014 and $2.5 million at June 30, 2014.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014.

SECURITIES PORTFOLIO
(Dollars in thousands)	30-Jun-15		31-Mar-15		31-Dec-14		30-Jun-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$62,479	$61,786	$72,204	$71,391	$99,608	$98,707	$87,032	$85,910
U.S Government sponsored agencies	757	729
State, county and municipal	141,240	141,969	134,184	138,489	134,405	137,477	136,708	137,285
Corporate and other bonds	20,644	20,541	11,829	11,916	11,921	11,883	12,104	12,092
Mortgage backed securities - U.S. Government agencies	4,375	4,276	4,403	4,382	2,338	2,258	2,598	2,519
Mortgage backed securities - U.S. Government sponsored agencies	33,608	33,512	13,737	13,855	24,096	24,243	29,004	28,966

Total securities available for sale	$263,103	$262,813	$236,357	$240,033	$272,368	$274,568	$267,446	$266,772

	30-Jun-15		31-Mar-15		31-Dec-14		30-Jun-14
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$34,877	$35,038	$33,944	$34,957	$31,677	$32,780	$10,364	$11,078
Mortgage backed securities - U.S. Government agencies	3,588	3,781	3,831	4,037	4,293	4,531	5,504	5,828
Mortgage backed securities - U.S. Government agencies	0	0	65	65	227	228	10,315	10,876

Total securities held to maturity	$38,465	$38,819	$37,840	$39,059	$36,197	$37,539	$26,183	$27,782

Interest bearing deposits at June 30, 2015 were $846.4 million, an increase of $12.1 million, or 1.44%, from December 31, 2014. MMDA and savings account balances increased $8.8 million and $7.6 million, or 8.6% and 9.7%, respectively, over the same time period. Retail time deposit account balances increased $3.3 million, or 0.7%, during the first half of 2015, while brokered time deposits declined $8.2 million, or 11.2%, since year end.

Interest bearing deposits increased $10.4 million from June 30, 2014 to June 30, 2015. NOW, MMDA, and savings account balances grew $9.7 million, $18.0 million and $8.7 million, respectively, over this time frame. Time deposits declined $26.0 million, or 4.7%, of which $9.1 million was brokered funding. Management has focused on changing the deposit mix from higher cost time deposit products to lower cost transactional products. The Company has been successful with its solid growth in interest free demand deposits and other transactional accounts mentioned above.

FHLB advances were $81.0 million at June 30, 2015, compared with $96.4 million at December 31, 2014 and $76.8 million at June 30, 2014. During the second quarter of 2015, $15.2 million in FHLB advances matured. Total deposit growth of $32.9 million during the second quarter of 2015 afforded the reduction in FHLB advances. Long term debt totaled $7.3 million at June 30, 2015, declining by $2.4 million, or 24.8%, since December 31, 2014. This borrowing, initially in the amount of $10.7 million, was obtained in April 2014, and the proceeds were used to redeem the Company’s remaining outstanding TARP preferred stock. The Company has repaid $3.4 million of this debt within a year and should have the loan fully paid within the next two years.

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The following table compares the mix of interest bearing deposits for June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	30-Jun-15	31-Mar-15	31-Dec-14	30-Jun-14
NOW	$124,234	$115,500	$123,682	$114,530
MMDA	110,577	103,456	101,784	92,602
Savings	86,114	80,640	78,478	77,381
Time deposits less than or equal to $250,000	414,015	414,653	416,628	436,080
Time deposits $250,000 and over	111,496	110,196	113,809	115,479
Total interest bearing deposits	$846,436	$824,445	$834,381	$836,072

Shareholders’ equity was $109.2 million at June 30, 2015, $107.7 million at December 31, 2014 and $102.1 million at June 30, 2014. Shareholders’ equity increased $1.5 million, or 1.4%, from year end 2014 as the result of a decline in other comprehensive income related to net losses in the investment portfolio and net income of $3.0 million in the first half of 2015. Year-over-year, shareholders’ equity increased $7.1 million, or 7.0%.

Asset Quality – non-covered assets

Nonaccrual loans were $10.5 million at June 30, 2015, decreasing $6.7 million from March 31, 2015, $6.0 million from December 31, 2014, and $653,000 from June 30, 2014. The 38.8% reduction in nonaccrual loans in the second quarter compared with the first quarter of 2015 is the direct result of a complete resolution and pay-out to the large commercial loan relationship placed on nonaccrual status during the fourth quarter of 2014. Other asset quality metrics improved as well. The level of classified and criticized assets declined $11.3 million, or 22.8%, from March 31, 2015 to June 30, 2015. Likewise, the level of classified and criticized assets declined $11.4 million, or 23.0%, from December 31, 2014 to the end of the second quarter.

The following chart shows the level of nonaccrual loans, classified loans and criticized loans over the last five quarters:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)

	30-Jun-15	31-Mar-15	31-Dec-14	30-Sep-14	30-Jun-14
Nonaccrual loans	$10,530	$17,196	$16,571	$9,481	$11,183

Criticized (special mention) loans	21,271	22,226	21,835	21,517	26,212
Classified (substandard) loans	12,306	22,024	22,181	25,053	27,066
Other real estate owned	4,722	5,345	5,724	6,261	6,390
Total classified and criticized assets	$38,299	$49,595	$49,740	$52,831	$59,668

Total nonperforming assets totaled $15.3 million at June 30, 2015, deceasing $7.3 million from the prior quarter end and $2.3 million since June 30, 2014. The decrease in nonperforming assets in the second quarter of 2015 was due to the resolution and pay-off of the large nonaccrual loan noted above. There were net recoveries of $853,000 in the second quarter of 2015 due to a full recapture of a charge-off taken in the fourth quarter of 2014 associated with this commercial credit. This compares with net charge-offs of $256,000, $497,000, and $254,000 taken in the first quarter of 2015 and the fourth and second quarters of 2014, respectively.

The allowance for loan losses equaled 93.7% of non-covered nonaccrual loans at June 30, 2015, compared with 55.9% at December 31, 2014 and 90.8% at June 30, 2014. The ratio of the allowance for loan losses to total nonperforming assets was 64.7% at June 30, 2015 compared with 41.6% at December 31, 2014 and 57.8% at June 30, 2014.  The ratio of nonperforming assets to loans and OREO was 2.2% at June 30, 2015 compared with 3.4% at December 31, 2014 and 2.8% at June 30, 2014.

8

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters. These numbers exclude $98,000 of allowance for loan losses related to PCI loans.

CREDIT QUALITY
(Dollars in thousands)	2015		2014
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,011	$9,267	$9,764	$10,156	$10,410
Provision for loan losses	-	-	-	-	-
Net recoveries ( charge-offs)	853	(256)	(497)	(392)	(254)
End of period	$9,864	$9,011	$9,267	$9,764	$10,156

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2015		2014
	30-Jun-15	31-Mar-15	31-Dec-14	30-Sep-14	30-Jun-14

Non-accruing loans	$10,530	$17,196	$16,571	$9,481	$11,183
Loans past due over 90 days and accruing interest	-	-	-	178	-
Total nonperforming non-covered loans	10,530	17,196	16,571	9,659	11,183
Other real estate owned non-covered	4,722	5,345	5,724	6,261	6,390
Total nonperforming non-covered assets	$15,252	$22,541	$22,295	$15,920	$17,573

Allowance for loan losses to loans	1.45%	1.33%	1.40%	1.55%	1.62%
Allowance for loan losses to nonperforming assets	64.67%	39.98%	41.57%	62.03%	57.79%
Allowance for loan losses to nonaccrual loans	93.68%	52.40%	55.92%	102.98%	90.82%
Nonperforming assets to loans and other real estate	2.23%	3.30%	3.35%	2.46%	2.77%
Net charge-offs/(recoveries) for quarter to average loans, annualized	(0.50)%	0.15%	0.31%	0.25%	0.17%

A further breakout of nonaccrual loans, excluding PCI and covered loans, at June 30, 2015, December 31, 2014 and June 30, 2014 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)	30-Jun-15		31-Dec-14		30-Jun-14
	Amount	% of Non- covered Loans	Amount	% of Non- covered Loans	Amount	% of Non- covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$3,894	0.57%	$3,342	0.51%	$4,617	0.73%
Commercial	1,737	0.26%	607	0.09%	874	0.14%
Construction and land development	4,752	0.70%	4,920	0.74%	5,337	0.85%
Second mortgages	61	0.01%	61	0.01%	223	0.03%
Total real estate loans	10,444	1.54%	8,930	1.35%	11,051	1.75%
Commercial loans	$2	0.00%	$7,521	1.14%	$36	0.01%
Consumer installment loans	84	0.01%	120	0.02%	96	0.02%
Gross loans	$10,530	1.55%	$16,571	2.51%	$11,183	1.78%

Capital Requirements

The Company’s ratio of total risk-based capital was 14.4% at June 30, 2015 compared with 14.7% at December 31, 2014. The tier 1 risk-based capital ratio was 13.2% at June 30, 2015 and 13.5% at December 31, 2014. The Company’s tier 1 leverage ratio was 9.6% at June 30, 2015 and 9.4% at December 31, 2014.  All capital ratios exceed regulatory minimums to be considered well capitalized.

9

The June 30, 2015 ratios reflect changes to the capital and asset risk-weighting of BASEL III, which became effective January 1, 2015. BASEL III introduced the common equity tier 1 capital ratio, which was 13.2% at June 30, 2015.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on Thursday, July 30, 2015, at 10:00 a.m. Eastern Time to discuss the financial results for the second quarter and first six months of 2015. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on July 30, 2015, until 9:00 a.m. Eastern Time on August 7, 2015. The replay will be available by dialing 877-344-7529 and entering access code 10070014 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 21 full-service offices, 14 of which are in Virginia and seven of which are in Maryland.  The Bank also operates two loan production offices in Virginia.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

10

COMMUNITY BANKERS TRUST CORPORATION

CONSOLIDATED BALANCE SHEETS

UNAUDITED CONDENSED

(Dollars in thousands)

	30-Jun-15	31-Dec-14	30-Jun-14
Assets
Cash and due from banks	$6,480	$8,329	$13,865
Interest bearing bank deposits	12,389	14,024	11,029
Total cash and cash equivalents	18,869	22,353	24,894

Securities available for sale, at fair value	262,813	274,568	266,772
Securities held to maturity	38,465	36,197	26,183
Equity securities, restricted, at cost	8,008	8,816	7,855
Total securities	309,286	319,581	300,810

Loans held for sale	6,503	200	-

Loans not covered by FDIC shared-loss agreements	684,080	664,736	632,343
Loans covered by FDIC shared-loss agreements	59,034	62,744	65,932
Allowance for loan losses (non-covered)	(9,962)	(9,365)	(10,254)
Allowance for loan losses (covered)	(386)	(386)	(386)
Net loans	732,766	717,729	687,635

Bank premises and equipment, net	29,775	29,702	25,772
Bank premises and equipment held for sale	411	465	3,237
Other real estate owned, non-covered	4,722	5,724	6,390
Other real estate owned, covered by FDIC share-loss agreement	1,784	2,019	2,967
FDIC receivable under shared-loss agreement	622	669	594
Bank owned life insurance	21,312	21,004	21,118
Core deposit intangibles, net	3,759	4,713	5,667
FDIC indemnification asset	16,182	18,609	22,219
Other assets	13,140	12,966	13,516
Total assets	$1,159,131	$1,155,734	$1,114,819

Liabilities
Deposits:
Noninterest bearing	$101,500	$84,564	$78,744
Interest bearing	846,436	834,381	836,072
Total deposits	947,936	918,945	914,816
Federal funds purchased and securities sold under agreements to repurchase	5,003	14,500	2,540
Federal Home Loan Bank advances	81,031	96,401	76,766
Long term debt	7,277	9,680	10,680
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,581	4,434	3,804
Total liabilities	1,049,952	1,048,084	1,012,730

Shareholders' Equity
Common stock (200,000,000 shares authorized, $0.01 par value; 21,828,267, 21,791,523, 21,750,841, shares issued and outstanding, respectively)	218	218	218
Additional paid in capital	145,596	145,321	145,096
Retained deficit	(35,548)	(38,553)	(42,625)
Accumulated other comprehensive income (loss)	(1,087)	664	(600)
Total shareholders' equity	109,179	107,650	102,089
Total liabilities and shareholders' equity	$1,159,131	$1,155,734	$1,114,819

11

COMMUNITY BANKERS TRUST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED CONDENSED

(Dollars in thousands)	YTD	Three months ended		YTD	Three months ended
	2015	30-Jun-15	31-Mar-15	2014	30-Jun-14	31-Mar-14
Interest and dividend income
Interest and fees on non-covered loans	$16,072	$8,166	$7,906	$14,342	$7,291	$7,051
Interest and fees on FDIC covered loans	4,183	2,269	1,914	6,225	3,264	2,961
Interest on federal funds sold	2	1	1	-	-	-
Interest on deposits in other banks	34	17	17	35	22	13
Interest and dividends on securities
Taxable	2,723	1,355	1,368	3,408	1,710	1,698
Nontaxable	969	525	444	324	168	156
Total interest and dividend income	23,983	12,333	11,650	24,334	12,455	11,879
Interest expense
Interest on deposits	2,934	1,486	1,448	2,861	1,453	1,408
Interest on borrowed funds	801	384	417	406	244	162
Total interest expense	3,735	1,870	1,865	3,267	1,697	1,570

Net interest income	20,248	10,463	9,785	21,067	10,758	10,309

Provision for loan losses	-	-	-	-	-	-
Net interest income after provision for loan losses	20,248	10,463	9,785	21,067	10,758	10,309

Noninterest income
Service charges on deposit accounts	1,085	557	528	1,050	561	489
Gain(loss) on securities, net	289	(8)	297	379	24	355
Gain on sale of other loans, net	69	23	46	75	27	48
Income on bank owned life insurance	374	188	186	385	193	192
Other	786	446	340	382	165	217
Total noninterest income	2,603	1,206	1,397	2,271	970	1,301

Noninterest expense
Salaries and employee benefits	8,901	4,406	4,495	7,951	4,028	3,923
Occupancy expenses	1,307	619	688	1,335	687	648
Equipment expenses	500	260	240	479	260	219
FDIC assessment	457	220	237	401	194	207
Data processing fees	854	412	442	957	463	494
FDIC indemnification asset amortization	2,392	1,153	1,239	2,976	1,478	1,498
Amortization of intangibles	954	477	477	954	477	477
Other real estate expenses	222	137	85	383	100	283
Other operating expenses	3,375	1,759	1,616	3,100	1,672	1,428
Total noninterest expense	18,962	9,443	9,519	18,536	9,359	9,177

Net income before income taxes	3,889	2,226	1,663	4,802	2,369	2,433
Income tax expense	884	533	351	1,358	649	709
Net income	3,005	1,693	1,312	3,444	1,720	1,724
Dividends paid on preferred stock	-	-	-	247	182	65
Net income available to common shareholders	$3,005	$1,693	$1,312	$3,197	$1,538	$1,659

12

COMMUNITY BANKERS TRUST CORPORATION

INCOME STATEMENT TREND ANALYSIS

UNAUDITED

(Dollars in thousands)	Three months ended
	30-Jun-15	31-Mar-15	31-Dec-14	30-Sep-14	30-Jun-14
Interest and dividend income
Interest and fees on non-covered loans	$8,166	$7,906	$7,724	$8,125	$7,291
Interest and fees on FDIC covered loans	2,269	1,914	2,002	2,445	3,264
Interest on federal funds sold	1	1	-	-	-
Interest on deposits in other banks	17	17	15	11	22
Interest and dividends on securities
Taxable	1,355	1,368	1,614	1,813	1,710
Nontaxable	525	444	371	271	168
Total interest income	12,333	11,650	11,726	12,665	12,455
Interest expense
Interest on deposits	1,486	1,448	1,493	1,504	1,453
Interest on borrowed funds	384	417	390	279	244
Total interest expense	1,870	1,865	1,883	1,783	1,697

Net interest income	10,463	9,785	9,843	10,882	10,758

Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	10,463	9,785	9,843	10,882	10,758

Noninterest income
Service charges on deposit accounts	557	528	566	584	561
Gain/(loss) on sale of securities, net	(8)	297	595	115	24
Gain on sale of other loans, net	23	46	48	78	27
Income on bank owned life insurance	188	186	191	193	193
Other	446	340	432	196	165
Total noninterest income	1,206	1,397	1,832	1,166	970

Noninterest expense
Salaries and employee benefits	4,406	4,495	4,113	4,072	4,028
Occupancy expenses	619	688	631	631	687
Equipment expenses	260	240	223	255	260
FDIC assessment	220	237	194	210	194
Data processing fees	412	442	420	355	463
FDIC indemnification asset amortization	1,153	1,239	1,380	1,439	1,478
Amortization of intangibles	477	477	477	477	477
Other real estate expenses	137	85	(235)	392	100
Other operating expenses	1,759	1,616	1,540	1,707	1,672
Total noninterest expense	9,443	9,519	8,743	9,538	9,359

Net income before income taxes	2,226	1,663	2,932	2,510	2,369
Income tax expense	533	351	673	697	649
Net income	1,693	1,312	2,259	1,813	1,720
Dividends on preferred stock	-	-	-	-	182
Net income available to common shareholders	$1,693	$1,312	$2,259	$1,813	$1,538

13

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended June 30, 2015			Three months ended June 30, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans non-covered, including fees	$686,293	$8,166	4.77%	$611,065	$7,291	4.79%
FDIC covered loans, including fees	60,388	2,269	15.07%	66,722	3,264	19.62%
Total loans	746,681	10,435	5.61%	677,787	10,555	6.25%
Interest bearing bank balances	20,874	17	0.33%	28,795	22	0.31%
Federal funds sold	3,473	1	0.10%	1,379	-	0.10%
Securities (taxable)	212,681	1,355	2.55%	269,566	1,710	2.54%
Securities (tax exempt)¹	74,762	795	4.25%	22,436	255	4.53%
Total earning assets	1,058,471	12,603	4.78%	999,963	12,542	5.03%
Allowance for loan losses	(9,732)			(10,802)
Non-earning assets	99,028			117,948
Total assets	$1,147,767			$1,107,109

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$225,643	169	0.30%	$199,829	148	0.30%
Savings	84,576	66	0.31%	77,057	66	0.34%
Time deposits	525,372	1,251	0.96%	558,797	1,239	0.89%
Total interest bearing deposits	835,591	1,486	0.71%	835,683	1,453	0.70%
Short-term borrowings	283	-	0.62%	73	1	0.61%
FHLB and other borrowings	95,437	300	1.26%	81,056	162	0.80%
Long-term debt	8,069	84	4.11%	8,098	81	3.98%
Total interest bearing liabilities	939,380	1,870	0.80%	924,910	1,697	0.74%
Noninterest bearing deposits	93,623			73,738
Other liabilities	4,061			4,526
Total liabilities	1,037,064			1,003,174
Shareholders’ equity	110,703			103,935
Total liabilities and Shareholders’ equity	$1,147,767			$1,107,109
Net interest earnings		$10,733			$10,845
Interest spread			3.98%			4.29%
Net interest margin			4.07%			4.35%

¹ Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

14

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Six months ended June 30, 2015			Six months ended June 30, 2014
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans non-covered, including fees	$679,247	$16,072	4.77%	$603,381	$14,342	4.79%
FDIC covered loans, including fees	61,406	4,183	13.74%	69,731	6,225	18.00%
Total loans	740,653	20,255	5.51%	673,112	20,567	6.16%
Interest bearing bank balances	18,137	34	0.38%	22,586	35	0.31%
Federal funds sold	3,735	2	0.10%	693	-	0.10%
Securities (taxable)	219,311	2,723	2.48%	274,404	3,408	2.48%
Securities (tax exempt)¹	68,177	1,468	4.31%	21,244	491	4.61%
Total earning assets	1,050,013	24,482	4.70%	992,039	24,501	4.98%
Allowance for loan losses	(9,713)			(10,878)
Non-earning assets	100,882			115,838
Total assets	$1,141,182			$1,096,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$223,518	323	0.29%	$195,341	291	0.30%
Savings	82,116	126	0.31%	76,333	132	0.35%
Time deposits	526,042	2,485	0.95%	557,340	2,438	0.88%
Total interest bearing deposits	831,676	2,934	0.71%	829,014	2,861	0.70%
Short-term borrowings	904	2	0.54%	601	2	0.52%
FHLB and other borrowings	97,959	623	1.28%	81,145	323	0.80%
Long-term debt	8,560	176	4.09%	4,071	81	3.98%
Total interest bearing liabilities	939,099	3,735	0.80%	914,831	3,267	0.72%
Noninterest bearing deposits	88,065			71,180
Other liabilities	4,152			4,225
Total liabilities	1,031,316			990,236
Shareholders’ equity	109,866			106,763
Total liabilities and Shareholders’ equity	$1,141,182			$1,096,999
Net interest earnings		$20,747			$21,234
Interest spread			3.90%			4.26%
Net interest margin			3.98%			4.32%

¹ Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

15

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value	30-Jun-15	31-Mar-15	31-Dec-14	30-Jun-14
(Dollars in thousands)

Total shareholders’ equity	$109,179	$109,846	$107,650	$102,089
Preferred stock (net)	-	-	-	-
Core deposit intangible (net)	3,759	4,236	4,713	5,667
Common tangible book value	105,420	105,610	102,937	96,422
Shares outstanding	21,828	21,819	21,792	21,751
Common tangible book value per share	$4.83	$4.84	$4.72	$4.43

Stock price	$4.97	$4.37	$4.42	$4.38

Price/common tangible book	102.90%	90.29%	93.64%	98.87%

Common tangible book/common tangible assets
Total assets	$1,159,131	$1,137,687	$1,155,734	$1,114,819
Core deposit intangible	3,759	4,236	4,713	5,667
Common tangible assets	1,155,372	1,133,451	1,151,021	1,109,152
Common tangible book	105,420	105,610	102,937	96,422
Common tangible equity to common tangible assets	9.12%	9.32%	8.94%	8.69%

16